ADVISORY RESEARCH, INC.

CODE OF ETHICS

ADOPTED FEBRUARY 1, 2005

REVISED MARCH 31, 2016

I. Introduction

Advisory Research, Inc. (“ARI”) values the principles of honesty and integrity and expects that all employees conduct themselves in a professional and ethical manner. This Code of Ethics has been adopted by ARI in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). Advisory Research claims compliance with the CFA Institute Code of Ethics and Standards of Professional Conduct. This claim has not been verified by the CFA institute.

ARI is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. ARI and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Code. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following fiduciary principles in mind:

1. Place the interests of Clients first and avoid abuses of their trust. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code;

2. Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with ARI could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code;

3. Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While ARI encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety;

4. Keep information confidential. Information concerning Client transactions or holdings is material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions;

5. Comply with the federal securities law and all other laws and regulations applicable to ARI’s business. Make it your business to know what is required of ARI as an Investment Adviser, and you as an Employee of ARI, and integrate compliance into the performance of all duties.

6. Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to your manager, the compliance department or the general counsel department.

No code of ethics can anticipate every situation. Even if no specific Code provision applies, please abide by the general principles of the Code outlined above and in a manner that is designed to avoid any actual or potential conflicts of interest.

Further, the general principles discussed above govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Finally, failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment.

Terms and Definitions

Access Person	(1) All directors, officers and employees of ARI who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any affiliated investment company, or is involved in making security recommendations to any client or who has access to such recommendations that are nonpublic, and (2) certain independent contractors of ARI or employees of Piper Jaffray Companies who have access to information about investments of an investment company or Client Account.

Advisory Person	Any employee of ARI, (or of any company in a control relationship to ARI) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales. All Advisory Persons are also Access Persons and therefore must comply with all requirements applicable to Access Persons.

Beneficial Interest	The opportunity to directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, to profit or share in any profit derived from a securities transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family sharing the same household. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, 401(K) and other retirement accounts, employee stock ownership plans, partnerships, trusts and controlling interests in corporations or any account in which the Access Person has investment discretion. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department.

Client	Any securities account or portfolio managed by ARI

Covered Security	Any option, stock or option thereon, instrument, bond, debenture, pre-organzation certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by any Fund; provided, however, that the following shall not be considered a Covered Security: securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies that are not funds advised or sub-advised by ARI, commodities, futures, and options on futures.

Immediate Family	A child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law, and shall include adoptive relationships.

Fund	Each of the registered investment companies for which ARI serves as an adviser or sub-adviser.

Managed Account Letter	A letter indicating an Access Person’s grant of investment discretion in an account or accounts to a third-party, signed by the Access Person, the Access Person’s financial advisor, and approved by the CCO.

Managed Account	An investment account over which bona fide legal investment discretion has been granted to an investment manager. The Access Person does not have direct or indirect influence over the control of the account.

Outside Business Activity	Includes any of the following on a compensated or non-compensated basis in a for-profit capacity or for a for-profit entity:

	•	Being engaged in any other business outside the business of ARI

	•	Being employed or compensated by any other person for business-related activities outside the business of ARI

	•	Serving as an Advisory Person of another organization

	•	Serving on the board of directors (or in any similar capacity) of another company.

Private Placement	An offering and investment in any non-publicly traded security.

Private Securities Transaction	Includes investments in private placements (hedge funds or private equity funds), privately placed security, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

II. Standards of Business Conduct

Compliance with Laws and Regulations.

Access Persons are required to comply with applicable Federal securities laws. In accordance with this requirement, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by a Client Account:

1) To defraud the client in any manner;

2) To mislead the client, including by making a statement that omits material facts;

3) To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the client;

4) To engage in any manipulative practice with respect to the client;

5) To appropriate for personal gain an investment opportunity that should be provided to a client; or

6) To engage in any manipulative practice with respect to securities, including price manipulation, which encompasses, but is not limited to, the intentional creation or spreading of false information intended to affect securities prices.

In addition, Regulation S-P (privacy requirements), anti-money laundering requirements and other laws and regulations imposed on mutual funds and U.S. registered investment advisers are applicable to Access Persons.

Conflicts of Interest.

As a fiduciary, ARI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, ARI encourages Access Persons to try to avoid situations that have even the appearance of conflict or impropriety.

A. Conflicts among Client Interests.

Conflicts of interest may arise where ARI or Access Persons have reason to favor the interests of one client over another client (e.g., Client Accounts in which employees have made material personal investments or Client Accounts of Immediate Family or close friends). The Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

B. Competing with Client Trades.

The Code prohibits Access Persons from using knowledge about pending or currently considered securities transactions for Client Accounts to profit personally, directly or indirectly, as a result of such securities transactions, including by purchasing or selling such securities.

C. Other Potential Conflicts Provisions.

1) Disclosure of Personal Interest – The Code prohibits investment personnel from recommending, implementing or considering any Securities Transaction for a client without having disclosed any material Beneficial Interest, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer (“CCO”) or another designated senior officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

a. Note: This provision would apply in addition to ARI’s quarterly and annual personal Securities reporting requirements.

b. Research Analysts. If a research analyst has a material interest in an issuer, ARI may assign a different analyst to cover the issuer.

2) Referrals/Brokerage – Access Persons are to act in the best interests of ARI’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons are to strictly adhere to the firm’s compliance policies and procedures regarding brokerage prohibitions (including allocation, best execution, and soft dollars) regarding use of brokerage commissions to finance mutual fund distribution and directed brokerage.

3) Vendors and Suppliers – Access Persons must disclose any personal investment or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. Access Persons with such interests are generally prohibited from negotiating or making decisions regarding ARI’s business with those companies.

4) No Transactions with Clients – Access Persons are not permitted to knowingly sell to or purchase from a client any security, except securities issued by the client provided that such securities are purchased in compliance with the Code.

III. Insider Trading

Law & Policy

While there is no precise definition of insider trading in federal securities laws, the term is generally understood to mean the trading of securities and other investment instruments of whatever kind or nature while in possession of material non-public information (i.e., information that would be important to reasonable investors in making a decision to buy, sell or hold a security or other investment instrument that is not available to the general public). Obviously, this description does not catalog the many different types of information that can be construed as material and non-public. Rather than attempting to make such determinations on their own, personnel who suspect that they are in receipt of inside information should immediately seek the advice of the Chief Compliance Officer or the Chief Legal Officer. Concerns about the misuse of material non-public information by ARI or Employees may arise primarily in two ways:

First, ARI may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which employees might be investing for their own accounts.

Second, ARI as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of ARI that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only on a need to know basis within ARI and to those who have a need for it in connection with the performance of services to Clients.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. For example, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of ARI could also become a temporary insider to a company because of ARI’s and/or the Employee’s relationship to the company.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a security.

What is Non-public Information? Information is non-public until it has been “effectively communicated to the marketplace”. One must be able to point to some fact to show that the information is generally public.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and/or fines for the employer or other controlling person of any person committing the violation.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

1.	Report the matter to the Chief Compliance Officer or designee, who will determine if the security should be added to the Restricted List.

2.	General Prohibitions. All Access Persons of ARI are prohibited from, directly or indirectly, buying, selling or otherwise trading on Material, Non-Public Information for their personal accounts or on behalf of any client of the Adviser, including any Fund.

3.	Recommendations. No Advisory Person may recommend the purchase or sale of any securities of the restricted issuer to any person while in possession of Material, Non-Public Information Refrain from communicating the information inside or outside ARI other than to the Chief Compliance Officer or his/her designee.

Restricted List. A “restricted list” shall be developed and maintained by Compliance to monitor personal trading by Access Persons and trading by Advisory Personnel on behalf of clients. This list shall identify the security restricted, the date initially restricted and the duration of the restriction. The restricted list shall prohibit Access Persons and proprietary accounts from trading in the securities of the listed issuers, and furthermore shall prohibit employees from soliciting or recommending trades in such securities. New cash inflows and liquidations will be allowed to trade in securities on the restricted list as long as they occur according to a model. The model will be locked down with respect to the restricted issuer once the issuer is placed on the restricted list to ensure that the model will be developed independent of Material Non-Public Information. Securities may appear on a restricted list for a variety of reasons, including the following: (a) ARI has Material Non-Public Information about the issuer, or (b) ARI has entered into a relationship likely to lead to an employee receipt of Material Non-public Information about the issuer. The “restricted list” shall be kept confidential in order to avoid tipping off other employees of ARI about the potential existence of Material Non-Public Information.

Information Wall. Employees of ARI who receive Material, Non-Public Information shall take all steps reasonably required in order to prevent or restrict the flow of such Material, Non-public Information between different areas of ARI. Employees on opposite sides of any “Information Wall,” as determined by the Compliance Officer, shall be required to exercise particular care in ensuring that Material, Non-public Information is not shared with employees of ARI on the opposite side of the Information Wall. This Information Wall will be maintained in order to allow different areas of the firm to operate independently thereby not compromising the ability of employees of ARI without access to Material, Non-Public Information to trade because other employees of ARI may have access to Material, Non-Public Information.

Securities Activities. No Access Person may disclose to any other person the securities activities engaged in or contemplated by any of ARI’s clients unless and only to the extent they are required to do so in connection with the normal performance of their assigned responsibilities with ARI.

Restrictions on Disclosure.

General. No Access Person shall disclose to any other person the securities activities engaged in or contemplated for any of the Funds or advisory accounts, unless and only to the extent they are required to do so in connection with the normal performance of their assigned responsibilities with ARI.

Media Inquiries. Special care must be taken to observe this disclosure restriction when responding to inquiries from the media, such as representatives of industry trade publications. If an Access Person receives an inquiry from an actual or potential client, a financial reporter, an investment analyst, or another member of the financial community, he or she should work with Compliance before responding.

Intra-Company Disclosure. Even within ARI, disclosure of and access to Material, Non-Public Information must be strictly limited to those who have a need to know the information in order to perform their assigned responsibilities.

Expert Networks. From time to time, ARI may utilize services which provide ARI’s investment team access to a network of industry experts (commonly referred to as “Expert Networks”). In such cases:

1.	Arrangements with Expert Networks will be pursuant to a written contract that includes a provision prohibiting the sharing by an expert of material non-public information with any ARI Employee;

2.	ARI Employees are further limited to using experts when the following criteria are met:

a.	In order to be considered in an ARI expert search and prior to each consultation, experts are required to certify that he or she will not share material non-public information with any ARI Employee; and

b.	ARI Employees will not engage in a consultation with an expert regarding a publicly traded company if such expert has been employed by that publicly traded company within less than 6 months of ARI’s request for a consultation; and

c.	ARI Employees participating in expert network consultations shall document the consultation.

3.	ARI Employees are required to notify the Chief Compliance Officer if a new Expert Network arrangement is contemplated.

Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will regularly review the trading activity of Client accounts, Employee accounts and other ARI accounts. Specifically, (i) on a monthly basis the firm’s trading activity is reviewed to determine whether or not any trades in Restricted Securities occurred, (ii) Employee trades are reviewed on a quarterly basis in conjunction with the quarterly review of Employee trading, (iii) compliance and senior investment team personnel shall periodically review Expert Network consultations and documentation in conjunction with trade activity in an effort to identify possible patterns, and (iv) a sample of profitable trades for Client and Employee accounts shall be reviewed for occurrences such as: spikes in prices after the security was traded, whether there was a meeting between ARI employees and personnel of the company or an expert network consultation prior to the profitable trade, whether material news was disclosed by the company or analyst ratings changed shortly after the profitable trade. The Chief Compliance Officer shall consult with ARI’s senior management and may consult with legal counsel as appropriate regarding any results that may warrant additional action. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues.

IV. Personal Securities Transactions

Restrictions on Employee Trading

The investment business depends on investor confidence in the fairness and integrity of the markets. Insider trading poses a serious threat to that confidence. Therefore, below is a list of specific trading activities that are prohibited:

•	Short-Term Trading. Short-term trading in securities of issuers in which an Employee is an officer, director or the owner of 10% or more of a class of equity securities is prohibited by law.

•	Front Running. Trading on anticipated orders or prospective investment strategies of ARI or its affiliates or investors (“front running”) is prohibited.

•	Excessive Trading of Advisory Research Managed Funds. Excessive trading of any Advisory Research Managed Funds to take advantage of short-term market movements is prohibited. Excessive trading activity, such as a frequent pattern of exchanges, could result in harm to shareholders or clients.

Custodian Requirements.

For ease of administration and monitoring, Access Person Accounts holding reportable securities shall be maintained at Charles Schwab & Co., Inc., Pershing, LLC, E *Trade, Fidelity Investments, Morgan Stanley, RBC Wealth Management, TD Ameritrade, UBS Financial Services and Wells Fargo or upon good cause, shown, such other broker/dealer permitted by the Chief Compliance Officer.

Due to the inefficiency of obtaining and reviewing hard copy confimations and statements, ARI generally does not approve Employee request to hold securities account outside of an Approved Third-Party Brokerage Firm. If you believe you have an estenuating circumstance and wish to request an exception you must complete Form E0777 and obtain the approval of your immediate supervisor, buiness line head, and clearance from Compliance. Exceptions are only granted in extraordinary circumstances.

Duplicate Statements.

If your accounts are not held at Charles Schwab & Co. or Pershing LLC you must arrange for monthly or quarterly account statements to be sent to Compliance via email, or as otherwise acceptable to Compliance (e.g., by download from the internet). Any brokerage statements for Access Person Accounts of the Chief Compliance Officer or his or her family members will be provided to, and reviewed by, someone other than the Chief Compliance Officer.

Reporting of Personal Securities Transactions.

Initial/Annual Holdings Report. Every Access Person must complete and submit to the Compliance Department, an Initial/Annual Holdings Report no later than 10 calendar days after becoming an Access Person, and annually therafter no later than January 30 of the following year. Each Access Person is required to submit all accounts belonging to them as well as to any member of their immediate family with whom they share a household. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Note, all ARI Employees must submit calendar year-end brokerage statements for accounts that hold reportable securities to Compliance.

Quarterly Personal Securities Transactions Reporting Requirements. Every Access Person must complete and submit a Quarterly Personal Securities Transactions and Brokerage Account Report to the Compliance Department within 30 days after the end of the quarter. The report must include information about any transactions in reportable securities which were made during the specified calendar quarter. This is applicable for all reportable securities, regardless of whether pre-clearance approval was required.

Any reports of Initial/Annual Holdings and quarterly personal securities transaction reports that are not submitted by the date they are due are considered late and reported as violations of the Code of Ethics.

Pre-clearance. Each Access Person who wishes to buy or sell any Covered Security including any IPO or Private Placement, should first obtain pre-clearance of the transaction. Any approval is valid for one business day. Pre-clearance requests should be submitted to the Chief Compliance Officer, or other designated person as the Chief Compliance Officer may from time to time appoint. Records will be maintained in personal trading files. Trades placed by ARI’s trading desk for an Access Person account are not exempt from preclearance requirements.

As further described in the definition for Covered Securities above, trades in the following, which are deemed to present little opportunity for improper trading, do not require preclearance:

•	Direct obligations of the Government of the United States;

•	Money market instruments or money market fund shares;

•	Shares of other types of open-end mutual funds not managed or sub-advised by ARI;

•	Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds;

•	Trades in securities that are effected pursuant to an “Automatic Investment Plan”, where that term means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan, as well as the Piper Jaffray Retirement Plan.; or

•	Accounts in which an Access Person has Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted sole investment discretion over the account. Note: While such discretionary accounts do not require preclearance, Access Persons shall provide ARI with duplicate copies of custodial statements.

The following securities are exempt from preclearance requirements (but not from Holdings or Transaction reporting requirements): (i) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed; (ii) the acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; (iii) the acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired; (iv) repurchase agreements; (v) open and closed end mutual funds unless ARI serves as adviser or sub-adviser, ETF’s or options on ETF’s or ETN’s or options on ETN’s;

Review of Pre-clearance Requests. Before approving any such transaction, the Chief Compliance Officer or other designated person shall determine if: (i) the security appears on ARI’s restricted list (ii) the investment opportunity should be reserved for a client; (III) the opportunity is being offered to an individual by virtue of his/her position with respect to ARI’s relationship with a client. The Portfolio Managers should determine if: (i) An order has been placed for the security; (ii) An open order is outstanding for the security; (iii) the security is under consideration for purchase or sale in a client account within the next seven (7) days; (iv) Inside information has been obtained regarding the issuer;

Post-Trade Monitoring of Precleared Transactions. After the Chief Compliance Officer or other designated person has granted preclearance to an Access Person, the investment activity of such Access Person shall be monitored by compliance personnel to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all account statements a reasonable period after the end of the quarter to which they apply. Review activities shall include items such as (i) a review of preclearance requests, (ii) a comparison of Employee trades to ARI’s restricted list, and (iii) for Access Persons that are Portfolio Managers, a review of account performance for such Access Persons in comparison to relevant client accounts. The Chief Compliance Officer will document such review by initialing the quarterly transactions review and will maintain copies of the Employee account statements received.

Confidentiality. The Chief Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, and appropriate personnel. Records will be maintained in personal trading files for no less than five years.

Code of Ethics Pre-clearance and Reporting Table:

Security Type	Pre- Clearance Required?	Subject to Pre-Trade Screening?	Report on Quarterly Transaction Report?	Report on Initial & Annual Holdings Report?

Equity securities and option contracts on these securities	Yes	Yes	Yes	Yes

Fixed Income	Yes	Yes	Yes	Yes

Closed-End Mutual Funds	No	No	Yes	Yes

Affiliated Closed-End Mutual Funds (FMO, JMF and JMLP)	Yes	No	Yes	Yes

Open-End Mutual Funds	No	No	No	No

Affiliated Open-End Mutual Funds	Yes	No	Yes, unless held at UMB	Yes, unless held at UMB

Commodities including commodity futures	No	No	No	No

Exchange Traded Funds and Exchange Trade Notes	No	No	Yes	Yes

Index Funds	No	No	Yes	Yes

Index Futures	No	No	Yes	Yes

Securities offered as part of an Initial Public Offering (“IPO”)	Yes	Yes	Yes	Yes

Private Placements of Limited Offerings	Yes	Yes	Yes	Yes

Direct obligations of the U.S. Government (i.e. Treasury Bonds)	No	No	No	No

Money Market Funds, bankers’ acceptances, bank CDs, commercial paper, repurchase agreements and other high quality short-term debt instruments	No	No	No	No

Piper Jaffray 401K Plan	No	No	No, access thru PJC	No, access thru PJC

Wells Fargo HSA Individual Selection	Yes	Yes	Yes	Yes

Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities (corporate actions)	No	No	Yes	Yes

Acquisitions through gifts or bequests	No	No	Yes	Yes

Trades in REITS and variable insurance products.	No	No	Yes	Yes

529 Plans if Plan invested in non-ARI affiliated mutual funds	No	No	No	No

Managed Accounts	No	No	No	Yes

Sanction Guidelines for Violations of Code of Ethics. Access Persons are responsible for complying with the restrictions set forth in this Code. Recurring violations of the Code may result in additional corrective measures beyond those normally taken by the CCO. Violations of the same type will be aggregated over an 18-month basis. The table below associates specific penalties with certain Code violations. However, extenuating circumstances may result in modifications to the indicated penalties. The CCO reserves the right to make these determinations at his/her discretion. All violations and related actions will be reported to the Access Person’s direct supervisor and the CEO.

Code Violation	Penalty

Insider Trading	Termination upon review of facts and circumstances

Failure to pre-clear personal security transactions.

1st violation – violation letter

2nd violation - $250 fine donated to the Piper Jaffray Foundation

3rd violation - $500 fine donated to the Piper Jaffray Foundation

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to adhere to personal security transaction blackout period limitations, or other temporary blackout periods established by management.

1st violation – violation letter

2nd violation - $250 fine donated to the Piper Jaffray Foundation

3rd violation - $500 fine donated to the Piper Jaffray Foundation

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to accurately complete quarterly transaction reporting by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the Piper Jaffray Foundation

3rd violation - $500 fine donated to the Piper Jaffray Foundation

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to accurately complete Initial and/or Annual Holdings Report by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the Piper Jaffray Foundation

3rd violation - $500 fine donated to the Piper Jaffray Foundation

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

Failure to complete annual certification of Code of Ethics by the required due date.

1st violation – violation letter

2nd violation - $250 fine donated to the Piper Jaffray Foundation

3rd violation - $500 fine donated to the Piper Jaffray Foundation

Note: additional consecutive violations or egregious conduct may result in actions up to and including termination.

V. Gifts, Entertainment and Contributions

Law & Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with ARI could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of ARI to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with ARI, an Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with ARI. Extraordinary or extravagant gifts and entertainment are not permissible and must be declined, returned or paid for, absent approval by the CCO. The following gifts and entertainment may be accepted subject to the caveat and considerations below. Please note this is per individual per year:

•	Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100),

•	Promotional items with a value that does not exceed $100, and

•	Entertainment which includes customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) whose reasonable value is not more than $250.

Giving Gifts and Providing Entertainment. Extraordinary or extravagant gifts and entertainment may also not be given or provided, absent approval by the CCO. The following gifts and entertainment may be given or provided subject to the caveat and considerations below:

•	Gifts of a nominal value (i.e., gifts whose reasonable value is not more than $100),

•	Promotional items with a value that does not exceed $100, and

•	Entertainment which includes customary business lunches, dinners, entertainment at which both the Employee and the recipient are present (e.g., sporting or cultural events) whose reasonable value is not more than $250.

Caveat. ARI’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, Employees should consult the CCO.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that is given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore is unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions.

Mutual Fund Considerations. Section 17(e) of the 1940 Act limits the nature and extent of compensation received by affiliated persons of mutual funds in connection with the purchase or sale of securities on behalf of such mutual funds. As a result, the receipt of gifts and entertainment from a broker by employees of advisers to mutual funds, if extremely lavish or extensive, could be viewed by the SEC as “compensation” in exchange for directing a mutual fund’s brokerage business to that brokerage firm. Accordingly, it is the policy of ARI to only permit the receipt and offering of gifts and entertainment in accordance with the limitations stated in this Code.

Payments and Gifts to Government Officials. ARI requires all of its employees to comply strictly with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable foreign (non-U.S.) anti-bribery laws regarding foreign officials in each jurisdiction in which we do business. Generally, these laws and regulations prohibit offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates, or their family members in order to obtain or retain business, to unduly influence an official action, or to gain an unfair advantage. These payments are illegal and expose ARI and individuals personally to severe criminal, civil and regulatory penalties. “Anything of value” includes direct or indirect promises, payments, and offers of money or gifts to foreign officials whether in the form of profit, fee, charitable or political contribution, or in any other form. Paying for a foreign official’s travel expenses, meals and entertainment may also violate anti-bribery laws. Anti-bribery laws and regulations apply to all dealings that ARI officers, employees, consultants, contractors, intermediaries, agents, and any other third-party representatives of the company have with foreign officials. The term “foreign official” includes any employee of a government or state-owned or state-controlled entity (even if the person or entity is performing what might be considered commercial functions) and may include political party officials. Please seek guidance from the compliance department or the general counsel department before any payment or gift is made to a government official in order to ensure compliance. In addition to its anti-bribery provisions, the FCPA prescribes extensive books, records and audit requirements.

Procedures

Approval of Gifts and Entertainment. Any gift given or received over $100 must be approved by the CCO. Any entertainment given or received over $250.00 must be approved by the CCO.

Reporting Gifts and Entertainment. Employees must report the giving or receiving of any gifts and entertainment to or from any person or entity to the Compliance Department. Upon request, Employees shall confirm the accuracy of information reported.

Questions. If there is any question about the appropriateness of any particular gift or entertainment, Employees must consult the CCO.

Reviewing Gifts and Entertainment. Compliance personnel will maintain a log of reported gifts and entertainment, seek confirmation from Employees periodically as to the accuracy of information reported during the period, and review the log periodically with the CEO. Compliance personnel will also review reports generated from the Lawson accounting system as made available

VI. Confidentiality

Law & Policy

For the purpose of this policy, “ARI” includes its affiliates, the collective investment vehicles operated by such entities, and their successor entities. In the course of their affiliation with Advisory Research, Inc., ARI’s personnel (which include, but are not limited to, principals and officers of ARI, those employed or otherwise retained by ARI and those providing services to ARI) may learn confidential information concerning ARI, its investments, its investment strategies, its investors and various other matters.

“Confidential Information” generally means all information not publicly available (through the media or public records), regardless of whether such information was produced or obtained by ARI prior to, on or after the date hereof, and includes, but is not limited to, inside information, as described in the Insider Trading Policy, the composition of ARI’s securities portfolios, prospective investments, long and short term investment strategies (generally and with respect to specific investments), investor lists and information regarding investors, and certain records, procedures, software and other proprietary information.

It is crucial that all personnel realize that the proper treatment of Confidential Information is a key aspect of preserving the integrity of ARI. Accordingly, ARI personnel shall not at any time while employed or otherwise retained or providing services to ARI or for a period of one year following termination of their employment or other relationship: (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of ARI or (ii) use or appropriate for their own use or the use of any other person, directly or indirectly, any Confidential Information for their personal benefit or the benefit of any other person.

As used herein, the word “person” shall include, but not be limited to, individuals, corporations, partnerships, limited liability companies, limited liability partnerships, trusts, foundations or any other group, association or organization. Furthermore, given the importance of confidentiality to ARI’s business, all personnel are prohibited from discussing or otherwise disclosing matters relating to ARI with anyone not affiliated with ARI unless expressly authorized by the CEO. All personnel should understand that any breach of the confidentiality requirements contained in this Policy Statement may result in disciplinary action, including immediate termination, and may constitute a violation of Federal securities laws.

Law & Policy

Certain Employees may have written employment agreements with ARI which contain confidentiality provisions, which shall govern the Employee’s use of confidential information (as defined in such agreements). The CEO will maintain copies of such employment agreements.

VII. Reporting Illegal or Unethical Behavior

You are required to report observed illegal or unethical behavior to your manager, the CCO, or the CEO.

If at any time you find yourself in a situation you believe is or may be a violation of a law, regulation or company policy (including this Code), you are required to report the violation or what you suspect may be a violation. If you become aware that someone may be contemplating an action that would be a violation, you are required to take steps to report it. Failure to report a violation is itself a violation of this Code.

If you would prefer to anonymously ask a question or report questionable behavior, you can contact the Piper Jaffray Ethics Hotline. All reports should be made in good faith.

Ethics Hotline

Piper Jaffray maintains an Ethics Hotline which is available for use by ARI Employees. The Ethics Hotline is a confidential means for you to report or discuss any ethical question, concern, problem or violation related to ARI and any violation or suspected violation of this Code. To reach the Ethics Hotline, dial the number below.

ETHICS HOTLINE U.S.: 866 396-TALK (8255)

The Ethics Hotline is monitored by an independent third party to ensure that all calls are handled discreetly and thoroughly. Confidentiality will be maintained, and you may make calls on an anonymous basis, if you wish.

Non-Retaliation Policy

ARI policy prohibits retaliation for reports of misconduct by others made in good faith by Employees. Retaliation against an employee who reports a violation or suspected violation is illegal and will result in disciplinary action (up to and including termination of employment) for anyone who takes retaliatory measures of any kind. In addition, retaliatory measures are subject to civil or criminal penalties under applicable laws and regulations, including state and federal laws.

VIII. Duty to Comply and Update

All ARI personnel must acknowledge receipt and acceptance of this Code of Ethics by executing and dating the Compliance Certificate attached hereto as Exhibit A. In addition, at such times as the CCO may determine, but no less frequently than annually, all ARI personnel shall execute updated Compliance Certificates upon request.

EXHIBIT A

ARI Code of Ethics

CFA Institute Code of Ethics and Standards of Professional Conduct

Compliance Certificate

I have read and fully understand the Policy Statements of Advisory Research, Inc., its affiliates, the collective investment vehicles operated by such entities, and their successor entities (collectively, “ARI”), and I hereby certify that I (and my family members, as applicable) will comply with these Policy Statements during the course of my affiliation with ARI (or, in the case of Confidential Information, for one year following the termination of such affiliation).

I agree promptly to report to the Chief Compliance Officer any known breach or possible breach of these Policy Statements, including, without limitation, known breaches or possible breaches of these Policy Statements that occurred prior to the date hereof. I UNDERSTAND THAT VIOLATION OF THE ABOVE-REFERENCED POLICY STATEMENTS SHALL BE GROUNDS FOR DISCIPLINARY ACTION, INCLUDING DISMISSAL, AND ALSO MAY BE A VIOLATION OF FEDERAL SECURITIES LAWS.

I further acknowledge that the Policy Statements contained in this Code of Ethics may not be an exclusive statement of the policies and procedures of ARI and that, at any time and from time to time, additional Policy Statements may be issued by the Chief Executive Officer and Chief Compliance Officer.

Additionally, I understand that these Policy Statements shall not preclude ARI and/or its affiliates from requesting that I enter into an employment or other agreement with ARI and/or its affiliates in the future.

Date:

Name (Please Print)

Signature